EXHIBIT 23.0



INDEPENDENT AUDITORS' CONSENT





The Board of Directors and Stockholders
CPI Corp.:


We consent to the incorporation by reference in registration statements No. 33-50082, No. 002-86403,
No. 333-08634, No. 333-08636, and No. 333-64296, on
Forms S-8 of CPI Corp. of our report dated May 7, 2003, relating to the consolidated balance sheets of CPI Corp.
and subsidiaries as of February 1, 2003 and February 2, 2002 and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended February 1, 2003, which report appears in the February 1, 2003 annual report on Form 10-K of CPI Corp. Our report refers to a change in the Company's method of accounting for revenue recognition effective February 6, 2000.

/s/ KPMG LLP
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    KPMG, LLP

St. Louis, Missouri
May 7, 2003